INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

We consent to the use in this Registration Statement on Form S-1 of our report dated May 3, 2010 on the financial statements of Formula Acquisition Corp.  We also consent to the reference to us under the heading “Experts” in this registration statement.

/s/ MaloneBailey, LLP
MaloneBailey, LLP
www.malonebailey.com
Houston, Texas

May 3, 2010